Exhibit 99.1
General Growth Properties, Inc.
Supplemental Financial Information
For the Three Months Ended March 31, 2010
This presentation contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements for a number of reasons, including, but not limited to, the effectiveness of our plans of reorganization for our subsidiaries currently emerging from bankruptcy protection, the impact of the bankruptcy filings of our subsidiaries not currently emerging from bankruptcy, our ability to refinance, extend or repay our near and intermediate term debt, our substantial level of indebtedness and interest rates, tenant occupancy and tenant bankruptcy, retail and credit market conditions, impairments, land sales in our Master Planned Communities segment, the cost and success of development and redevelopment projects, and our ability to successfully manage our strategic and financial review and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. (collectively, with its subsidiaries, “GGP” or the “Company”) with the SEC, specifically the most recent reports on Form 10-K and Form 10-Q, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this supplemental financial information. The Company disclaims any obligation to update any forward-looking statements.

Supplemental Financial/Operational Data
March 31, 2010
Table of Contents
All information included in this supplemental package is unaudited and is as of March 31, 2010, unless otherwise indicated.

Corporate Overview	1 - 2
Corporate Profile	1
Bankruptcy	1
Corporate Overview	1
Stock Listing	1
Common Stock Dividend	1
Investor Relations	1
Transfer Agent	1
Debt Ratings	1
Ownership Structure	2
Total Market Capitalization	2

First Quarter Earnings Announcement	3-19

Supplemental Financial Data*	20-28
Summary Retained FFO & Core FFO	20
Tenant Allowances, Above- and Below-Market Tenant Leases & Straight Line Rent	21
Master Planned Communities	22-23
Capital Information	24
Changes in Total Common & Equivalent Shares	25
Common Dividend History	26
Summary of Outstanding Debt	27
First Quarter 2010 Financing Activity	28

Supplemental Operational Data	29-32
Operating Statistics, Certain Financial Information & Top Tenants	29
Retail Portfolio GLA, Occupancy, Sales & Rent Data	30
Retail and Other Net Operating Income by Geographic Area at Share	31
Lease Expiration Schedule, Lease Termination Income at Share	32

Expansions, Redevelopments & New Developments	33

*	The supplemental financial data should be read in conjunction with the Company’s first quarter earnings information (included as pages 3-19 of this supplemental report) as certain disclosures and reconciliations in such announcement have not been included in the supplemental financial data.

Corporate Overview

Corporate Profile
GGP and its predecessor companies have been in the shopping center business for over fifty years. GGP is one of the largest U.S.-based publicly traded real estate investment trusts (REIT). The Company currently has ownership interest in, or management responsibility for, a portfolio of more than 200 regional shopping malls in 43 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet and includes over 24,000 retail stores nationwide. Average occupancy at March 31, 2010 was 90.5% and tenant sales per square foot were $411.
Bankruptcy
On April 16, 2009 and April 22, 2009, GGP, approximately 166 regional shopping centers and certain subsidiaries voluntarily sought relief under Chapter 11 of the United States Bankruptcy Code. Certain other subsidiaries, including GGP’s third party management business and GGP’s joint ventures, did not file for such bankruptcy protection. As of April 23, 2010, 220 of the 388 subsidiaries which filed for bankruptcy, including 110 regional shopping centers, had emerged from bankruptcy.
Corporate Overview
The corporate mission of GGP is to create value and profit by acquiring, developing, renovating, and managing regional malls in major and middle markets throughout the United States.
Stock Listing
Common Stock
NYSE: GGP
Common Stock Dividend
The Company paid a common stock dividend for 2009 of $0.19 consisting of approximately $5.9 million in cash and approximately 4.9 million shares of common stock on January 28, 2010.

Investor Relations	Transfer Agent

Jim Graham	BNY Mellon
Senior Director, Public Affairs	Shareowner Services
General Growth Properties	480 Washington Blvd
110 North Wacker Drive	Jersey City, NJ 07310
Chicago, IL 60606	(888) 395-8037
Phone (312) 960-2955	Foreign Stockholders:
Fax (312) 994-6747	+1 201 680-6578
james.graham@ggp.com

Debt Ratings

Standard & Poors — Corporate Rating	D
Standard & Poors — Senior Debt Rating	D
Standard & Poors — TRCLP Bonds Rating	NR
Moody’s — Senior Debt Rating	C
Moody’s — TRCLP Bonds Rating	C

Please visit the GGP web site for additional information:	www.ggp.com

Summary Ownership Structure as of March 31, 2010

Total Market Capitalization (dollars in thousands)		March 31, 2010

Total Portfolio Debt (Company consolidated debt plus applicable share from unconsolidated affiliates) (a) (b) (c)		$27,506,322

Perpetual Preferred Units (d)
Perpetual Preferred Units at 8.25%	$5,000

Convertible Preferred Units (d)
Convertible Preferred Units at 6.50%	26,637
Convertible Preferred Units at 7.00%	25,133
Convertible Preferred Units at 8.50%	63,986

	115,756

Total Preferred Securities		$120,756

Other Preferred Stock		476

Common Operating Partnership Units (e)
7.4 million Operating Partnership Units based on an exchange rate of one for 1.0158 per share of common stock as adjusted as a result of common stock issued as a dividend		118,733
Common Stock
317.3 million shares of common stock — outstanding at end of period (e) (f)		$5,105,546

Total Market Capitalization at end of period		$32,851,833

(a)	Reflected at carrying value at March 31, 2010 and excludes liabilities to special improvement districts of $66.0 million, noncontrolling interest adjustment of $69.6 million, mark-to-market adjustments of ($576.1 million) and senior notes discount of ($62.2 million).

(b)	Company consolidated debt at March 31, 2010 includes approximately $10.3 billion of mortgage and other notes payable which are currently subject to compromise as certain of our operating entities are operating under chapter 11 protection. Accordingly, the carrying value for such loans may not reflect the amount which ultimately may be allowed and paid as a result of our chapter 11 cases.

(c)	Due to the Aliansce IPO in Brazil the GGP share of Aliansce debt — $95.2M as of Q1 2010 — is excluded. The GGP investment is now in the form of common stock with no obligations for further contributions.

(d)	Reflected at carrying value at March 31, 2010 as the Company adopted accounting principles related to noncontrolling interests in consolidated financial statements and related guidance in the first quarter of 2009 as required.

(e)	Reflects the closing price per share on March 31, 2010 of $16.09.

(f)	Net of 1.4 million treasury shares.

First Quarter Earnings Announcement
May 10, 2010
(Updated to May 11, 2010)

(Updated to May 11, 2010)

News Release	General Growth Properties, Inc.
110 North Wacker Drive
Chicago, IL 60606
(312) 960-5000
FAX (312) 960-5475

FOR IMMEDIATE RELEASE	CONTACT:	Jim Graham
Senior Director of Public Affairs
(312) 960-2955
General Growth Properties Reports
First Quarter 2010 Results of Operations
Chicago, Illinois, May 10, 2010 — General Growth Properties, Inc. (the Company or GGP) today announced its operating results for the three months ending March 31, 2010.
“First quarter sales trends improved significantly from the same period last year,” said Adam Metz, chief executive officer of General Growth Properties. “The macroeconomic outlook is improving, and we are seeing signs of recovery and growth in a number of our markets. Even previously hard-hit markets like Florida are showing positive trends. Our retailer tenants are largely more profitable than a year ago, with higher margins, improved balance sheets and rising same-store-sales results. Improvement in comparable tenant sales accelerated over the course of the quarter, including a 10% year-over-year increase in March. In this improving environment, we continue to execute a business strategy designed both to strengthen operations within our portfolio of high-quality retail properties and to create long-term value for our stockholders. The combination of these improving conditions and our disciplined operating strategy has led to increased sales and leasing performance in the first quarter. Leasing activity grew 21% year-over-year, and our strong leasing pipeline is a very positive leading indicator for our business.
“Our other operating metrics show progress as well,” said Mr. Metz. “Occupancy rates have stabilized and we are controlling expenses. Unfortunately, we will not see the full impact of this recovery and improved performance in our operating results for three or four more quarters, the time it takes for signed leases to be reflected in revenue flow.”

“The decrease in comparable NOI for the quarter, which was consistent with our expectations, reflects the temporary impact of our restructuring and the difficult market conditions of last year, when many of our newer leases were executed. Also, the majority of the negative NOI performance is concentrated in our malls with tenant sales below $350 per square foot. The NOI for malls with tenant sales above $350 per square foot remained essentially flat. We are optimistic that NOI will grow as the economic environment continues to improve and we complete our restructuring. The property-specific planning process we initiated in 2009 is helping us to more effectively execute our business strategy of focusing on the unique characteristics of the market served by each individual shopping center. In the first quarter, we continued to enhance the appeal of our properties to both shoppers and tenants while building a strong financial platform for the future. Also in the first quarter, our Brazilian joint venture Aliansce successfully completed its initial public offering, and our 31% ownership interest in the company provides us access to Brazil’s exciting and growing market,” continued Mr. Metz.

	2010	2009
Retail and other segment NOI:	$586,277	$605,920

Adjustments:	(16,657)	(18,470)

Comparable retail and other Segment NOI:	$569,620	$587,450

Decrease in Comparable Retail and other segment NOI:	(3.0%)
A schedule showing adjustments and non-comparable income and expense items and their impact on 2010 and 2009 operating results is provided with this release. Concurrent with this release, the Company has also made available on its website its quarterly package of supplemental financial information that provides additional detail on its operational results.

OPERATIONAL HIGHLIGHTS
GGP is focused on strengthening its assets and operational performance in order to maximize value over the long term. GGP invests in its properties to enhance their positions in the market and their appeal to shoppers and tenants and is committed to nurturing strong and long-lasting relationships with its retail partners.
Among the operational highlights of the first quarter of 2010 at the retail property level are:
▪	Anchor Store Activity — The Company experienced particularly strong big box and department store activity in the first quarter, signing or commencing construction on eleven locations totaling nearly 1.2 million square feet filling previously empty anchor locations. This activity includes new Nordstrom’s at St. Louis Galleria (St. Louis, MO) and Christiana Mall (Newark, DE), a new Kohl’s at Coronado Center (Albuquerque, NM) and new Target stores at Christiana Mall (Newark, DE) and Valley Plaza Mall (Bakersfield, CA)

▪	Ala Moana Center (Honolulu, HI) — Ala Moana Center remains the premier shopping destination in Hawaii, which was reinforced by two high-profile “firsts” in the first quarter of 2010. The first Diane von Furstenberg and the first Tory Burch stores in Hawaii were both approved in the quarter and are expected to open later this year.

▪	The Mall in Columbia (Columbia, MD) — Following one of the most extensive community processes ever conducted, the County Council in Howard County, Md. approved a 30-year master plan for downtown Columbia. This long-term plan is expected to add 5,500 households, 4.3 million square feet of office space and 1.25 million square feet of retail space to this innovative project.

▪	Park Meadows (Lone Tree, CO) — American Girl opened its eighth store in the nation at the Park Meadows property, a highly anticipated event that attracted approximately 1,800 shoppers by 9:00 AM. In addition, Microsoft closed on a lease for an 8,748 square-foot space with a projected opening date of June 1, a new first-to-market store for Park Meadows.

▪	Water Tower Place (Chicago, IL) — In an innovative new agreement, Broadway in Chicago (BIC) leased 10,000 square feet of outparcel space in March 2010, with an opening planned in September. BIC is responsible for bringing some of Broadway’s hottest shows to Chicago, including Wicked, Mary Poppins, The Producers and Billy Elliott. Broadway in Chicago at Water Tower further solidifies Water Tower’s standing as the ultimate Michigan Avenue destination. In addition, Ed Debevic’s, a Chicago institution for both locals and tourists, will open in November on Water Tower’s mezzanine level.
In addition, in January 2010, Aliansce Shopping Centers S.A. (“Aliansce”) completed an initial public offering of Aliansce’s common shares on the Brazilian Stock Exchange, or BM&FBovespa. GGP did not sell any of its Aliansce shares in the offering and now has approximately a 31.4% ownership interest in Aliansce, which develops, owns and manages shopping centers in Brazil.
SEGMENT RESULTS
Retail and Other Segment
▪	NOI in this segment decreased to $586.3 million for the first quarter of 2010 from the $605.9 million reported for the first quarter of 2009. Excluding the items detailed in the attached schedule of significant items that impact comparability, Comparable NOI for the first quarter of 2010 declined 3.0% year over year. NOI was primarily impacted by reduced revenue and occupancy as a result of the

Company’s bankruptcy and the economic recession in 2009 when many of our newer leases were signed. See table below.
Comparable Property NOI Bridge

	2010	2009	Y-o-Y Change
Total Annual Retail and Other NOI	$586,277	$605,920	(3.2%)

Adjustments:
NOI from noncomparable properties	(4,084)	(7,998)
Termination Income	(12,824)	(9,267)
Corporate and Other	251	(1,205)

Comparable Retail and Other NOI	$569,620	$587,450	(3.0%)

▪	Revenues from consolidated properties declined $20.8 million, or approximately 2.8%, for the first quarter of 2010 to $734.2 million, primarily due to declines in minimum rents and tenant recoveries as a result of declines in occupancy rates and in specialty leasing occupancy and sales volumes. Operating expenses for consolidated properties decreased slightly overall, driven by continuing improvements in controllable expenses, partially offset by expenses in the first quarter related to unusual weather events and other one-time costs.

▪	Revenues from unconsolidated properties at the Company’s ownership share were $151.1 million for the first quarter of 2010, roughly comparable to the $152.1 million in the first quarter of 2009, reflecting continued steady performance.

▪	Comparable tenant sales, on a trailing 12 month basis, decreased 3.5% compared to the same period last year. However, on a quarterly basis, comparable tenant sales rose a healthy 7.5% year-over-year, with momentum picking up over the course of the quarter. January 2010 comparable sales increased 2.5% year-over-year, with February and March showing accelerating increases of 6.0% and 10.0%, respectively.
▪	Retail leasing activity increased significantly in the first quarter of 2010, with total in-line and outparcel tenant leasing deals covering 1.36 million square feet signed, an increase of 21% over the same period of last year. Within total deals, the number of new lease deals grew 84%, representing new deal square footage of approximately 284 thousand square feet. Although rents remain below 2007 peak levels, they have stabilized. As sales continue their upward trend, the Company expects lease rates to reflect those increases over time.

▪	Retail Center occupancy decreased to 90.5% at March 31, 2010 from 90.9% at March 31, 2009 as physical occupancy remains a function of the 2009 economic recession and typically lags the current year increased retail leasing activity described immediately above.
Master Planned Communities Segment
GGP’s premier master planned community segment includes The Woodlands and Bridgeland, both in the Houston metropolitan area, Summerlin in Las Vegas and Columbia and Emerson in Maryland.
▪	Land sale revenues for the first quarter of 2010 were $5.1 million for consolidated properties and $12.6 million for unconsolidated properties, compared to $9.0 million and $5.1 million, respectively, for the first quarter of 2009. Decreases in land sale revenues for the consolidated communities, particularly Summerlin, reflect continued weak overall demand for individual lots. These decreases where partially offset by sales of lots in the Houston communities, which improved compared to 2009.

▪	NOI from the Master Planned Communities segment for the first quarter of 2010 was a loss of $5.1 million for consolidated properties and earnings of $2.7 million for unconsolidated properties, compared to a loss of $54.4 million and earnings of $0.3 million, respectively, in the first quarter of 2009. The 2009 amount for the consolidated properties includes a provision for impairment of $52.8 million recorded at the Fairwood (Maryland) community to reflect an agreement to sell substantially all of the remaining acreage at the community in a single bulk transaction, which closed in the second quarter of 2009. Individual lot sales in 2010 for the consolidated communities did not exceed selling and community-specific general and administrative costs, which are largely fixed.
CORE FFO, FFO AND EPS HIGHLIGHTS
▪	Core FFO for the first quarter of 2010 was $254.1 million, or $0.78 per fully diluted share, compared to a loss of $122.9 million, or $0.38 per fully diluted share, for the first quarter of 2009. FFO was $248.2 million in the first quarter of 2010 compared to a loss of $165.9 million in the first quarter of 2009, an increase of approximately $414.1 million. The primary drivers for this quarterly increase were (i) a decrease in aggregate provisions for impairment of $319.7 million, reflecting improving economic prospects since the downturn in 2009, and (ii) gains of approximately $283.1 million (included as a component of reorganization items) recorded in the first quarter of 2010 related to estimated fair value adjustments of the secured debt of the subsidiary debtors that emerged from bankruptcy in the quarter (as required under GAAP and solely for such accounting purposes). Partially offsetting these increases were $193.7 million, net, of other reorganization items incurred in the first quarter of 2010 arising from the Company’s bankruptcy proceedings, as detailed in the supplemental schedule of items that impact comparability. Similar costs incurred in the first quarter of 2009 were $38.3 million (recorded as strategic initiative costs because these costs were incurred prior to GGP’s petitions for bankruptcy protection in April 2009).

Given the uncertainties concerning GGP’s capital structure and the timing of the conclusion of its exit from bankruptcy, GGP will not provide FFO guidance for 2010 at this time.
▪	EPS were $0.16 in the first quarter of 2010 compared to a loss $1.27 in the first quarter of 2009. Although a substantial majority of the increase in EPS was due to the items listed in the attached supplemental comparative schedule of the matters affecting NOI, Core FFO and FFO described above, first quarter 2010 EPS was also positively impacted by approximately $15.3 million of gain the Company was required to recognize under applicable accounting rules as a result of the dilution in ownership interest following the January 27, 2010 public offering of common stock by Aliansce, our unconsolidated affiliate in Brazil. GGP has excluded this gain from FFO. Any subsequent increases or decreases in the market value of Aliansce common stock are not, and will not be, reflected in GGP’s earnings as the Company will continue to account for its Aliansce ownership based on the equity method of accounting.
FINANCIAL RESTRUCTURING
In April 2009, GGP and certain of its subsidiaries filed for relief under Chapter 11 of the Bankruptcy Code. The Chapter 11 case created the protection necessary for GGP to execute a restructuring to extend mortgage maturities and reduce corporate debt. GGP has pursued a deliberate two-stage strategy to establish a sustainable, long-term capital structure for the Company. The first step was to restructure its property-level secured mortgage debt. The Company believes it has achieved substantial progress with respect to the first phase of its restructuring strategy. Through April 30, 2010, the Company has signed consensual plans of reorganization for $14.80 billion of secured mortgage debt and substantially all of the GGP subsidiaries associated with such debt have emerged from bankruptcy.

The Company is now in the midst of the second phase: exploring all potential alternatives for emergence from bankruptcy. As part of that process, GGP entered into agreements with an affiliate of Brookfield Asset Management Inc. (“Brookfield”), Pershing Square Capital Management (“Pershing”) and Fairholme Funds (“Fairholme”), to invest in a proposed recapitalization of GGP at a plan value of $15.00 per share with full recovery at par plus accrued interest to unsecured creditors. As a result of these agreements, the Company now has commitments for all financing necessary to emerge from Chapter 11. Consummation of the transactions contemplated by the agreements with Brookfield, Pershing and Fairholme are subject to higher and better offers pursuant to the bidding process approved by the Bankruptcy Court. There is no assurance that these transactions will be consummated. The Company is focused on continued progress in the Chapter 11 Cases and a comprehensive capital raise process, and is continuing to consider all alternatives to maximize value for all of the Company’s stakeholders.
GGP INFORMATION/WEBSITE
The Company currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 43 states, as well as ownership in master planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is currently traded on the New York Stock Exchange under the symbol GGP. For more information, please visit the Company website at http://www.ggp.com.
NON-GAAP SUPPLEMENTAL FINANCIAL MEASURES AND DEFINITIONS
FUNDS FROM OPERATIONS AND CORE FFO
The Company, consistent with real estate industry and investment community preferences, uses FFO as a supplemental measure of operating performance for a Real Estate Investment Trust (REIT). The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (loss) attributable to common stockholders (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains (or losses) from cumulative effects of accounting changes, extraordinary items and sales of properties, plus real estate related depreciation and amortization and including adjustments for unconsolidated partnerships and joint ventures.
The Company considers FFO a supplemental measure for equity REITs and a complement to GAAP measures because it facilitates an understanding of the operating performance of the Company’s properties. FFO does not give effect to real estate depreciation and amortization since these amounts are computed to allocate the cost of a property over its useful life. Since values for well-maintained real estate assets have historically increased or decreased based upon prevailing market conditions, the Company believes that FFO provides investors with a clearer view of the Company’s operating performance. However, we believe that FFO is a less meaningful supplemental measure for the Master Planned Communities segment of our business. FFO does not facilitate an understanding of the operating performance of the Master Planned Communities segment of our business as our primary strategy in this segment is to develop and sell land in a manner that increases the value of the remaining land. In addition, the Master Planned Communities segment of our business is operated within taxable REIT subsidiaries and therefore our (provision for) benefit from income tax expense is largely attributable to this segment of the business. To isolate these parts of the Company from the Retail and Other segment, for which FFO is a relevant measure of operating performance, the Company also uses Core FFO as an operating measure. Core FFO is defined as FFO excluding the NOI from the Master Planned Communities segment and the (provision for) benefit from income taxes.
In order to provide a better understanding of the relationship between Core FFO, FFO and GAAP net income (loss), a reconciliation of Core FFO and FFO to GAAP net income (loss) attributable to common stockholders has been provided. Neither Core FFO nor FFO represent cash flow from operating activities in accordance with GAAP, neither should be considered as an alternative to GAAP net income (loss) attributable to common stockholders and neither is necessarily indicative of cash available to fund cash needs. In addition, the Company has presented FFO on a consolidated and unconsolidated basis (at the Company’s ownership share) as the Company believes that given the significance of the Company’s operations that are owned through investments accounted for on the equity method of accounting, the detail of the operations of the Company’s unconsolidated properties provides important insights into the income and FFO produced by such investments for the Company as a whole.
REAL ESTATE PROPERTY NET OPERATING INCOME (NOI) AND COMPARABLE NOI
The Company believes that NOI is a useful supplemental measure of the Company’s operating performance. The Company defines NOI as operating revenues (rental income, land sales, tenant recoveries and other income) less property and related expenses (real estate taxes, land sales operating costs, property maintenance costs, marketing and other property expenses). As with FFO described above, NOI has been reflected on a consolidated and unconsolidated basis (at the Company’s ownership share). Other REITs may use different methodologies for calculating NOI, and accordingly, the Company’s NOI may not be comparable to other REITs.
Because NOI excludes general and administrative expenses, interest expense, retail investment property impairment or other non-recoverable development costs, depreciation and amortization, gains and losses from property dispositions, allocations to non-controlling interests, reorganization items, and extraordinary items, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating commercial real estate properties and the impact on operations from trends in occupancy rates, rental rates, land values (with respect to the Master Planned Communities) and operating costs. This measure thereby provides an operating perspective not immediately apparent from

GAAP operating or net income (loss) attributable to common stockholders. The Company uses NOI to evaluate its operating performance on a property-by-property basis because NOI allows the Company to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on the Company’s operating results, gross margins and investment returns.
In addition, management believes that NOI provides useful information to the investment community about the Company’s operating performance. However, due to the exclusions noted above, NOI should only be used as an alternative measure of the Company’s financial performance. For reference, and as an aid in understanding management’s computation of NOI, a reconciliation of NOI to consolidated operating income (loss) as computed in accordance with GAAP has been presented.
Comparable NOI excludes from both years the NOI of properties with significant physical or merchandising changes and those properties acquired or opened during the relevant comparative accounting periods.
PROPERTY INFORMATION
The Company has presented information on its consolidated and unconsolidated properties separately in the accompanying financial schedules. As a significant portion of the Company’s total operations are structured as joint venture arrangements which are unconsolidated, management of the Company believes that operating data with respect to all properties owned provides important insights into the income produced by such investments for the Company as a whole. In addition, the individual items of revenue and expense for the unconsolidated properties have been presented at the Company’s ownership share of such unconsolidated ventures. As substantially all of the management operating philosophies and strategies are the same regardless of ownership structure, an aggregate presentation of NOI and other operating statistics yields a more accurate representation of the relative size and significance of such elements of the Company’s overall operations.
FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements. Actual results may differ materially from the results suggested by these forward-looking statements, for a number of reasons, including, but not limited to, the bankruptcy filings of the debtors not currently emerging from bankruptcy, our ability to refinance, extend, restructure or repay our near and intermediate term debt, our substantial level of indebtedness, our ability to implement a plan or plans of reorganization for the remaining debtors to emerge from bankruptcy, our ability to raise capital through equity issuances, asset sales or the incurrence of new debt, retail and credit market conditions, impairments, land sales in the Master Planned Communities segment, and our liquidity demands. Readers are referred to the documents filed by General Growth Properties, Inc. with the Securities and Exchange Commission, which further identify the important risk factors which could cause actual results to differ materially from the forward-looking statements in this release. The Company disclaims any obligation to update any forward-looking statements.
###

GENERAL GROWTH PROPERTIES, INC.
OVERVIEW
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Funds From Operations (“FFO”)

Company stockholders	$242,583	$(161,388)
Operating Partnership unit holders	5,581	(4,528)

Operating Partnership	$248,164	$(165,916)

Increase (decrease) in FFO over comparable prior year period	249.6%	(176.5)%

FFO per share:
Company stockholders — basic	$0.77	$(0.52)
Operating Partnership — basic	0.77	(0.52)
Operating Partnership — diluted	0.76	(0.52)
Increase (decrease) in diluted FFO per share over comparable prior year periods	246.2%	(171.2)%

Core Funds From Operations (“Core FFO”)
Core FFO	$254,119	$(122,886)
Increase (decrease) in Core FFO over comparable prior year period	306.8%	(155.8)%

Core FFO per share — diluted	0.78	(0.38)
Increase (decrease) in diluted Core FFO per share over comparable prior year periods	305.3%	(151.2)%

Dividends
Dividends paid per share (a)	$0.19	$—
Payout ratio (% of diluted FFO paid out)	25.0%	—%

Real Estate Property Net Operating Income (“NOI”)
Retail and Other:
Consolidated	$485,740	$506,425
Unconsolidated	100,537	99,495

Total Retail and Other	586,277	605,920

Master Planned Communities:
Consolidated	(5,097)	(54,397)
Unconsolidated	2,664	333

Total Master Planned Communities	(2,433)	(54,064)

Total Real estate property net operating income	$583,844	$551,856

	March 31,	December 31,
Selected Balance Sheet Information	2010	2009

Cash and cash equivalents	$573,120	$654,396

Investment in real estate:
Net land, buildings and equipment	$21,528,979	$21,684,661
Developments in progress	434,449	417,969
Net investment in and loans to/from Unconsolidated Real Estate Affiliates	1,951,038	1,941,024
Investment property and property held for development and sale	1,768,098	1,753,175

Net investment in real estate	$25,682,564	$25,796,829

Total assets	$27,890,634	$28,149,774

Mortgages, notes and loans payable not subject to compromise	$13,789,048	$7,300,772
Mortgages, notes and loans payable subject to compromise (b)	10,269,017	17,155,245
Redeemable noncontrolling interests — Preferred	120,756	120,756
Redeemable noncontrolling interests — Common	116,890	86,077
Total equity	922,520	847,339

Total capitalization (at cost)	$25,218,231	$25,510,189

(a)	Represents 2009 dividend declared in December 2009 that was paid in January 2010 ($6.0 million in cash and 4.9 million shares of common stock).

(b)	Mortgages, notes and loans payable subject to compromise are for obligations of the Debtors which do not have effective plans of reorganization as of March 31, 2010. The principal amounts of such mortgages, notes and loans payable may change in the future depending on the outcome of their respective Chapter 11 cases. During April 2010, four additional properties, representing $1.41 billion of mortgage debt as of March 31, 2010, emerged from bankruptcy.

GENERAL GROWTH PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Minimum rents	$492,758	$499,107
Tenant recoveries	214,251	233,019
Overage rents	10,346	10,025
Land sales	5,070	8,986
Management fees and other corporate revenues	18,086	21,858
Other	20,726	15,645

Total revenues	761,237	788,640

Expenses:
Real estate taxes	72,095	71,558
Property maintenance costs	35,844	27,358
Marketing	7,081	7,576
Other property operating costs	127,071	131,699
Land sales operations	10,167	10,614
Provision for doubtful accounts	6,327	10,332
Property management and other costs	35,432	43,408
General and administrative	7,638	7,525
Strategic Initiatives	—	38,300
Provisions for impairment	11,350	331,093
Depreciation and amortization	177,302	204,615

Total expenses	490,307	884,078

Operating income (loss)	270,930	(95,438)

Interest income	676	730
Interest expense	(335,278)	(328,489)

Loss before income taxes, noncontrolling interests, reorganization items, and equity in income of Unconsolidated Real Estate Affiliates	(63,672)	(423,197)
(Provision for) benefit from income taxes	(3,650)	11,514
Equity in income of Unconsolidated Real Estate Affiliates	33,751	7,538
Reorganization items	89,412	—

Income (loss) from continuing operations	55,841	(404,145)
Discontinued operations — loss on dispositions	—	(55)

Net income (loss)	55,841	(404,200)
Allocation to noncontrolling interests	(4,185)	8,118

Net income (loss) attributable to common stockholders	$51,656	$(396,082)

Basic Earnings (Loss) Per Share:
Continuing operations	$0.16	$(1.27)
Discontinued operations	—	—

Total basic earnings (loss) per share	$0.16	$(1.27)

Diluted Earnings (Loss) Per Share:
Continuing operations	$0.16	$(1.27)
Discontinued operations	—	—

Total diluted earnings per share	$0.16	$(1.27)

GENERAL GROWTH PROPERTIES, INC.
PORTFOLIO RESULTS AND FUNDS FROM OPERATIONS (“FFO”)
(In thousands)

	Three Months Ended March 31, 2010
	Consolidated	Unconsolidated	Segment
Retail and Other	Properties	Properties	Basis
Property revenues:
Minimum rents	$492,758	$99,879	$592,637
Tenant recoveries	214,251	39,271	253,522
Overage rents	10,346	1,239	11,585
Other, including noncontrolling interests	16,803	10,688	27,491

Total property revenues	734,158	151,077	885,235

Property operating expenses:
Real estate taxes	72,095	12,585	84,680
Property maintenance costs	35,844	5,282	41,126
Marketing	7,081	1,521	8,602
Other property operating costs	127,071	29,722	156,793
Provision for doubtful accounts	6,327	1,430	7,757

Total property operating expenses	248,418	50,540	298,958

Retail and other net operating income	485,740	100,537	586,277

Master Planned Communities
Land sales	5,070	12,635	17,705
Land sales operations	(10,167)	(9,971)	(20,138)

Master Planned Communities net operating (loss) income	(5,097)	2,664	(2,433)

Real estate property net operating income	480,643	103,201	$583,844

Management fees and other corporate revenues	18,086	3,890
Property management and other costs	(35,432)	(9,226)
General and administrative	(7,638)	(422)
Provisions for impairment	(11,350)	—
Depreciation on non-income producing assets, including headquarters building	(2,342)	—
Interest income	676	672
Interest expense	(335,278)	(42,185)
(Provision for) benefit from income taxes	(3,650)	128
Preferred unit distributions	(2,336)	—
Other FFO from noncontrolling interests	1,286	29
Reorganization items	89,412	—

FFO	192,077	56,087
Equity in FFO of Unconsolidated Properties	56,087	(56,087)

Operating Partnership FFO	$248,164	$—

	Three Months Ended March 31, 2009
	Consolidated	Unconsolidated	Segment
Retail and Other	Properties	Properties	Basis
Property revenues:
Minimum rents	$499,107	$97,391	$596,498
Tenant recoveries	233,019	40,819	273,838
Overage rents	10,025	1,216	11,241
Other, including noncontrolling interests *	12,797	12,628	25,425

Total property revenues	754,948	152,054	907,002

Property operating expenses:
Real estate taxes	71,558	12,581	84,139
Property maintenance costs *	27,358	4,834	32,192
Marketing	7,576	1,475	9,051
Other property operating costs *	131,699	32,422	164,121
Provision for doubtful accounts	10,332	1,247	11,579

Total property operating expenses	248,523	52,559	301,082

Retail and other net operating income	506,425	99,495	605,920

Master Planned Communities
Land sales	8,986	5,101	14,087
Land sales operations	(10,614)	(4,768)	(15,382)

Master Planned Communities net operating (loss) income	(1,628)	333	(1,295)

Provision for impairment	(52,769)	—	(52,769)

Master Planned Communities net operating (loss) income	(54,397)	333	(54,064)

Real estate property net operating income	452,028	99,828	$551,856

Management fees and other corporate revenues *	21,858	3,532
Property management and other costs	(43,408)	(9,046)
General and administrative	(7,525)	(4,261)
Strategic initiatives	(38,300)	—
Provisions for impairment	(278,324)	(1,446)
Depreciation on non-income producing assets, including headquarters building	(2,480)	—
Interest income	730	917
Interest expense	(328,489)	(41,592)
Benefit from (provision for) income taxes	11,514	(480)
Preferred unit distributions	(2,336)	—
Other FFO from noncontrolling interest	1,335	29

FFO	(213,397)	47,481
Equity in FFO of Unconsolidated Properties	47,481	(47,481)

Operating Partnership FFO	$(165,916)	$—

*	Approximately $2.7 million of fee revenue and $28.0 million of operating costs, primarily cleaning and janitorial costs, were reclassified to conform to the 2010 presentation.

GENERAL GROWTH PROPERTIES, INC.
SUPPLEMENTAL SCHEDULE OF SIGNIFICANT ITEMS THAT IMPACT COMPARABILITY (a)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Retail and other net operating income	$586,277	$605,920

Retail and other net operating income adjustments:
Net operating income from noncomparable properties	(4,084)	(7,998)
Corporate and other	251	(1,205)
Termination income	(12,824)	(9,267)

Total Retail and other net operating income adjustments	(16,657)	(18,470)

Comparable retail and other net operating income	$569,620	$587,450

Core FFO	$254,119	$(122,886)

Core FFO adjustments:
Retail and other net operating income adjustments	(16,657)	(18,470)
Provisions for impairment:
Operating properties	11,057	121,422
Non-recoverable development and pre-development costs	293	48,959
Goodwill	—	109,389

Core FFO provisions for impairment	11,350	279,770

Reorganization items (b)
Gains on liabilities subject to compromise — vendors	(1,203)	—
Gains on liabilities subject to compromise — mortgage debt	(283,072)	—
Restructuring costs	193,451	—
Interest income	(11)	—
U.S. Trustee fees	1,423	—

Total reorganization items	(89,412)	—

Strategic initiatives (c)	—	38,300

Total Core FFO adjustments	(94,719)	299,600

Comparable Core FFO	$159,400	$176,714

Comparable Core FFO per share — diluted	$0.49	$0.55

(a)	Includes consolidated and unconsolidated properties.

(b)	Reorganization items reflect bankruptcy-related activity, including gains on liabilities subject to compromise, interest income, U.S. Trustee fees, and other restructuring costs, incurred after filing for Chapter 11 protection on April 16, 2009.

(c)	Strategic initiatives include fees and expenses incurred for various consultants and advisors that assisted in the development of strategic alternatives relating to our liquidity and financing situation prior to filing for Chapter 11 protection.

GENERAL GROWTH PROPERTIES, INC.
SUPPLEMENTAL DISCLOSURE OF CERTAIN NON-CASH REVENUES AND EXPENSES
REFLECTED IN FFO
(In thousands)

	Three Months Ended		Three Months Ended
	March 31, 2010		March 31, 2009
	Consolidated	Unconsolidated	Consolidated	Unconsolidated
	Properties	Properties	Properties	Properties
Minimum rents:
Above- and below-market tenant leases, net	$1,283	$5	$854	$1,718
Straight-line rent	10,547	2,372	8,636	3,778
Real estate taxes:
Real estate tax stabilization agreement	(981)	—	(981)	—
Other property operating costs:
Non-cash ground rent expense	(1,563)	(145)	(1,587)	(200)
Provisions for impairment	(11,350)	—	(331,093)	(1,446)
Interest expense:
Mark-to-market adjustments on debt	(12,391)	76	2,247	387
Amortization of deferred finance costs	(8,856)	(413)	(20,131)	(425)
Amortization of discount on exchangeable notes	(7,110)	—	(6,692)	—
Termination of interest rate swaps	(4,520)	—	—	—
Non-cash reorganization items	203,580	—	—	—

Totals	$168,639	$1,895	$(348,747)	$3,812

SUPPLEMENTAL SCHEDULE OF MANAGEMENT AND ADMINISTRATIVE COSTS, NET
(In thousands)

	Three Months Ended		Three Months Ended
	March 31, 2010		March 31, 2009
	Consolidated	Unconsolidated	Consolidated	Unconsolidated
	Properties	Properties	Properties	Properties
Management fees and other corporate revenues, net *	$12,206	$3,890	$15,885	$3,532
Property management and other costs	(35,432)	(3,346)	(43,408)	(3,073)
General and administrative	(7,638)	(422)	(7,525)	(4,261)

Total management and administrative costs, net	$(30,864)	$122	$(35,048)	$(3,802)

*	Management and other fees are net of property management fee expense incurred by the unconsolidated properties, at our ownership share, which are reflected as a component of property management and other costs in unconsolidated properties. Such amounts are $5.9 million for the three months ended March 31, 2010 and $6.0 million for the three months ended March 31, 2009.

GENERAL GROWTH PROPERTIES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES
(In thousands)

	Three Months Ended
	March 31,
	2010	2009
Reconciliation of Real Estate Property Net Operating Income (“NOI”) to GAAP Operating Income (Loss)
Real estate property net operating income:
Segment basis	$583,844	$551,856
Unconsolidated Properties	(103,201)	(99,828)

Consolidated Properties	480,643	452,028
Management fees and other corporate revenues	18,086	21,858
Property management and other costs	(35,432)	(43,408)
General and administrative	(7,638)	(7,525)
Strategic Inititaives	—	(38,300)
Provisions for impairment	(11,350)	(278,324)
Depreciation and amortization	(177,302)	(204,615)
Noncontrolling interest in NOI of Consolidated Properties and other	3,923	2,848

Operating income (loss)	$270,930	$(95,438)

Reconciliation of Core FFO to Funds From Operations (“FFO”) and to GAAP Net Income (Loss) Attributable to Common Stockholders
Core FFO	$254,119	$(122,886)
Master Planned Communities net operating loss	(2,433)	(54,064)
(Provision for) benefit from income taxes	(3,522)	11,034

Funds From Operations — Operating Partnership	$248,164	(165,916)
Depreciation and amortization of capitalized real estate costs	(212,582)	(242,097)
Gains (losses) on sales of investment properties *	16,120	(55)
Noncontrolling interests in depreciation of Consolidated Properties and other	1,142	874
Redeemable noncontrolling interests	(1,188)	11,112

Net income (loss) attributable to common stockholders	$51,656	$(396,082)

Reconciliation of Equity in NOI of Unconsolidated Properties to GAAP Equity in Income of Unconsolidated Real Estate Affiliates
Equity in Unconsolidated Properties:
NOI	$103,201	$99,828
Net property management fees and costs	(5,336)	(5,514)
Net interest expense	(41,513)	(40,675)
General and administrative, provisions for impairment, income taxes and noncontrolling interest in FFO	(265)	(6,158)

FFO of unconsolidated properties	56,087	47,481
Depreciation and amortization of capitalized real estate costs	(37,623)	(39,962)
Other, including gains on sales of investment properties *	15,287	19

Equity in income of Unconsolidated Real Estate Affiliates	$33,751	$7,538

Reconciliation of Weighted Average Shares Outstanding
Basic:
Weighted average number of shares outstanding — FFO per share	323,038	319,590
Conversion of Operating Partnership units	(7,265)	(8,722)

Weighted average number of Company shares outstanding — GAAP EPS	315,773	310,868

Diluted:
Weighted average number of shares outstanding — FFO per share	324,414	319,590
Conversion of Operating Partnership units	(7,265)	(8,722)
Effect of dilutive securities — options	(79)	—

Weighted average number of Company shares outstanding — GAAP EPS	317,070	310,868

*	Included in such amounts for the three months ended March 31, 2010 is $15.3 million of gain, which, according to current GAAP guidance, is recognized due to our Brazilian joint venture issuing common stock with an issue price in excess of our carrying value per share of our investment in such venture.

Supplemental Financial Data

GENERAL GROWTH PROPERTIES, INC.
SUMMARY RETAINED FFO & CORE FFO
(dollars in thousands)

	Three Months Ended
	March 31,
	2010	2009
Cash From Recurring Operations
FFO — Operating Partnership	$248,164	$(165,916)
Plus (Less):
Master Planned Communities non-cash adjustment	(5,317)	52,225
Land development expenditures, net of related financing	(4,112)	(6,846)
Deferred income taxes	1,635	(18,204)
Tenant allowances and capitalized leasing costs (a) (b)	(21,325)	(22,396)
Capital expenditures (c)	(15,308)	(4,576)
Above- and below-market tenant leases, net	(1,288)	(2,572)
Straight-line rent adjustment	(12,919)	(12,414)
Real estate tax stabilization agreement	981	981
Non-cash ground rent expense	1,708	1,787
Provisions for impairment	11,350	332,539
Mark-to-market adjustments on debt	12,315	(2,634)
Amortization of deferred finance costs	9,269	20,556
Amortization of discount on exchangeable notes	7,110	6,692
Termination of interest rate swaps	4,520	—
Non-cash reorganization items	(203,580)	—

Cash From Recurring Operations — Operating Partnership	$33,203	$179,222

Retained Funds From Recurring Operations
Cash From Recurring Operations — Operating Partnership (from above)	$33,203	$179,222
Less common and preferred dividends/distributions paid (d)	(59,641)	(102)

Retained Funds From Recurring Operations — Operating Partnership	$(26,438)	$179,120

	Three Months Ended
	December 31,
	2010	2009
Core FFO
Operating Partnership FFO	$248,164	$(165,916)
Exclusions, at the Company’s share:
Master Planned Communities net operating loss (income)	2,433	54,064
Provision for (benefit from) income taxes	3,522	(11,034)

Core FFO	$254,119	$(122,886)

Weighted average shares assuming full conversion of Operating Partnership Units — diluted	324,414	319,590

Core FFO — per share	$0.78	$(0.38)

(a)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(b)	Reflects only tenant allowances on currently operating properties or projects; allowances that relate to new and redevelopment projects are excluded (see Expansions, Redevelopments and New Developments Section).

(c)	Reflects only non-tenant operating capital expenditures; tenant allowances (per (b) above) and capital expenditures that relate to new and redevelopment/renovation projects are excluded. Certain prior period amounts have been reclassified to conform to the current period presentation.

(d)	Includes common stock issued as a dividend.

GENERAL GROWTH PROPERTIES, INC.
TENANT ALLOWANCES, ABOVE- AND BELOW-MARKET TENANT LEASES & STRAIGHT LINE RENT
(dollars in thousands)

(a)	Reflects only tenant allowances on currently operating properties or projects; allowances that relate to new and redevelopment projects are excluded (see Expansions, Redevelopments and New Developments Section).

GENERAL GROWTH PROPERTIES, INC.
MASTER PLANNED COMMUNITIES — NET OPERATING INCOME BY COMMUNITY
(dollars in thousands)

					Unconsolidated
	Consolidated Properties				Property @ Share	Company Portfolio
	Maryland			Total		Total MPC
	Properties (a)	Summerlin	Bridgeland	Consolidated	The Woodlands	Segment
Three Months Ended

March 31, 2010
Land Sales (b)	$799	$1,285	$2,986	$5,070	$12,635	$17,705
Land Sales Operations (c)(d)(e)	968	6,751	2,094	9,813	9,971	19,784

Net Operating Income (Loss)	$(169)	$(5,466)	$892	$(4,743)	$2,664	$(2,079)

March 31, 2009
Land Sales (b)	$566	$5,959	$2,461	$8,986	$5,101	$14,087
Land Sales Operations (c)(d)	53,621	7,669	2,093	63,383	4,768	68,151

Net Operating Income (Loss)	$(53,055)	$(1,710)	$368	$(54,397)	$333	$(54,064)

Net Cash Flow Generated

	Three Months Ended March 31,
	2010	2009
Net Operating Income (e)	$(2,079)	$(54,064)
Cost of Land Sales	1,326	2,717
The Woodlands NOI (f)	(2,664)	(331)
Other Adjustments to Derive Cash Generated (g)	(3,979)	49,839

Non-cash Adjustments	(5,317)	52,225

Total Cash Generated	(7,396)	(1,839)

Land Development Expenditures, Net of Related Financing	(4,112)	(6,846)

Estimated Net Cash Flow from Master Planned Communities (h)	$(11,508)	$(8,685)

(a)	Maryland Properties include Columbia and Fairwood and Land Sales Operations for such communities includes an approximate $52.8 million impairment charge recorded in the first quarter of 2009.

(b)	Includes builder price participation.

(c)	Land Sales Operations includes selling and general and administrative expenses.

(d)	Land Sales Operations for Summerlin for 2009 includes quarterly accruals for semi-annual distributions pursuant to the Contingent Stock Agreement (“CSA”).

(e)	Excludes approximately $354 thousand of GGP funding of Homeowner’s Association costs at Nouvelle at Natick.

(f)	Since The Woodlands partnership retains all funds until the end of the year, The Woodlands NOI is excluded from the Estimated Net Cash Flow generated by Master Planned Communities segment. The Woodlands partnership did not distribute any cash during the first quarter of 2010.

(g)	Includes an approximate $52.8 million impairment charge recorded in the first quarter of 2009, collections of builder notes receivable, deposits on future sales, conversion of accrual basis expenses to a cash basis including semi-annual distributions pursuant to the CSA in 2009, builder price participation and other miscellaneous items.

(h)	Estimated net cash flow used excludes the 2009 estimated semi-annual distributions to be paid pursuant to the CSA, an unsecured obligation of the Company which, subject to the approval of the Bankruptcy Court, may be assumed or rejected by the Debtors. It also excludes any provision for income taxes on the earnings of the Master Planned Communities segment which is operated through taxable REIT subsidiaries.

GENERAL GROWTH PROPERTIES, INC.
MASTER PLANNED COMMUNITIES — LOT SALES, PRICING AND ACREAGE BY COMMUNITY (a)
(dollars in thousands)

		Lot Sales and Pricing (b)		Acreage (c)
		Three Months Ended		Total	Remaining
		March 31,		Gross	Saleable
		2010	2009	Acres	Acres
Maryland Properties (d)

Residential	- Acres Sold	—	—		9
	- Average Price/Acre	$—	$—

Commercial	- Acres Sold	—	—		238
	- Average Price/Acre	$—	$—

Maryland Properties Acreage				19,100	247

Summerlin (e)

Residential	- Acres Sold	—	—		6,559
	- Average Price/Acre	$—	$—

Commercial	- Acres Sold	—	4.4		625
	- Average Price/Acre	$—	$999

Summerlin Acreage				22,500	7,184

Bridgeland
Residential	- Acres Sold	10.9	6.0		5,936
	- Average Price/Acre	$264	$246

Commercial	- Acres Sold	—	14.80		1,246
	- Average Price/Acre	$—	$50

Bridgeland Acreage				11,400	7,182

The Woodlands (f)
Residential	- Acres Sold	57.8	17.4		1,564
	- Average Price/Acre	$348	$222

Commercial	- Acres Sold	14.70	0.0		1,002
	- Average Price/Acre	$223	$—

The Woodlands Acreage				28,400	2,567

(a)	Excludes operations from our residential condominium project.

(b)	Lot Sales and Pricing — This is the aggregate contract price paid for all parcels sold in that community of that property type, divided by the relevant acres sold in that period and is based on sales closed. This average price can fluctuate widely, depending on location of the parcels within a community and the unit price and density of what is sold. Note also that the price indicated does not include payments received under builders’ price participation agreements, where the Company may receive additional proceeds post-sale and record those revenues at that later date, based on the final selling price of the home. In some cases, these payments have been significant with respect to the initial lot price. In addition, there will be other timing differences between lot sales and reported revenue, due to financial statement revenue recognition limitations. The above pricing data also does not reflect the impact of income tax and the CSA, which can have a material impact on valuation. Due to the possibility of wide fluctuations in any given period, drawing broad conclusions based on any given quarter’s data is not recommended.

Reference is made to other disclosures in our filings on Forms 10-Q and 10-K, as well as page 11 of this supplemental financial information for a discussion of the valuation of this segment of our business.

(c)	Acreage:

Residential - This includes standard, custom, and high density residential land parcels. Standard residential lots are designated for detached and attached single- and multi-family homes, of a broad range, from entry-level to luxury homes. At Summerlin, we have designated certain residential parcels as custom lots as their premium price reflects their larger size and other distinguishing features — such as being within a gated community, having golf course access, or being located at higher elevations. High density residential includes townhomes, apartments, and condominiums.

Commercial - Designated for retail, office, services, and other for-profit activities, as well as those parcels allocated for use by government, schools, houses of worship, and other not-for-profit entities.

Gross Acres - Encompasses all of the land located within the borders of the master planned community, including parcels already sold, saleable parcels, and non-saleable areas, such as roads, parks, and recreation and conservation areas.

Remaining Saleable Acres - Includes only parcels that are intended for sale. Excludes non-saleable acres as defined above. The mix of intended use, as well as the amount of remaining saleable acres, are primarily based on assumptions regarding entitlements and zoning of the remaining project and are likely to change over time as the master plan is refined.

(d)	Maryland Properties include Columbia and Fairwood.

(e)	Summerlin — Average price per acre includes assumption of special improvement district financing.

(f)	The Woodlands — Shown at 100% for context. GGP’s Share of The Woodlands is 52.5%.

GENERAL GROWTH PROPERTIES, INC.
CAPITAL INFORMATION
(dollars in thousands except per share data)

	3/31/2010	12/31/2009	12/31/2008	12/31/2007

Capital Information

Closing common stock price per share	$16.09	$11.56	$1.29	$41.18
52 Week High (a)	17.28	13.24	44.23	67.43
52 Week Low (a)	0.48	0.32	0.24	39.31
Total Return — Trailing Twelve Months (share depreciation/appreciation and dividend)	2193.0%	-16.8%	-93.2%	-17.6%

Common Shares and Common Units outstanding at end of period	324,576,557 (b)	319,646,263 (b)	319,576,582 (b)	295,749,082

Portfolio Capitalization Data
Total Portfolio Debt (d)
Fixed	$21,594,312	$21,738,116	$23,070,699	$23,580,449
Variable	5,912,010	6,076,744	4,755,927	3,546,063
Total Preferred Securities	121,232	121,232	121,232	121,482
Common stock and Operating Partnership units outstanding at end of period (e)	5,224,279	3,695,111	412,254	12,178,947

Total Market Capitalization at end of period (f)	$32,851,833	$31,631,203	$28,360,112	$39,426,941

Leverage Ratio (%)	83.7%	87.9%	98.1%	68.8%

(a)	52-week pricing information includes intra-day highs and lows.

(b)	Net of 1.4 million treasury shares; assumes conversion of OP units.

(c)	Excludes liabilities to special improvement districts, noncontrolling interest adjustment and mark-to-market adjustments and includes the effect of interest rate swaps.

(d)	Company consolidated debt at March 31, 2010 includes approximately $10.3 billion of mortgage and other notes payable which are currently subject to compromise as certain of our operating entities are operating under chapter 11 protection. Accordingly, the carrying value for such loans may not reflect the amount which ultimately may be allowed and paid as a result of our chapter 11 cases.

(e)	Reflects the closing price per share on March 31, 2010 of $16.09.

(f)	Excludes shares of common stock issuable on any exchange of the 3.98% Senior Exchangeable Notes due 2027, as such notes are not currently exchangeable as of the period presented.

GENERAL GROWTH PROPERTIES, INC.
CHANGES IN TOTAL COMMON & EQUIVALENT SHARES

	Operating	Company		Total Common
	Partnership	Common	Treasury	& Equivalent
	Units	Shares	Stock	Shares
Common Shares and Operating Partnership Units (“OP Units”) Outstanding at December 31, 2009	7,264,791	313,831,411	(1,449,939)	319,646,263

Common Stock Issued as a dividend	—	4,923,287	—	4,923,287

Issuance of stock for restricted stock grants, net of forfeitures	—	7,007	—	7,007

Common Shares and OP Units Outstanding at March 31, 2010	7,264,791	318,761,705	(1,449,939)	324,576,557

Net number of common shares issuable assuming exercise of dilutive stock options at March 31, 2010				1,431,672

Diluted Common Shares and OP Units Outstanding at March 31, 2010				326,008,229

Weighted average common shares and OP Units outstanding for the three months ended March 31, 2010 (Basic)				323,037,364

Weighted average net number of common shares issuable assuming exercise of dilutive stock options and exchange of operating partnership units				1,376,597

Fully Diluted Weighted Average Common Shares and OP Units Outstanding for the three months ended March 31, 2010 (a)				324,413,961

(a)	Excludes shares of common stock issuable on any exchange of the 3.98% Senior Exchangeable Notes due 2027, as such notes are not currently exchangeable due to our bankruptcy filing as of the period ended March 31, 2010.

GENERAL GROWTH PROPERTIES, INC.
COMMON DIVIDEND HISTORY

(a)	1993 annualized.

(b)	Dividend was suspended October 2008.

(c)	In December 2009, the Company reinstated a common stock dividend of $0.19 (payable 10% in cash and 90% in stock), paid in January 2010, as approved by the Bankruptcy Court to allow GGP to satisfy its 2009 REIT distribution requirements.

(d)	Based on FFO definitions that existed during the specified reporting period. As noted above, the Company reinstated a common stock dividend of $0.19 in December 2009 (payable 10% in cash and 90% in stock), paid in January 2010, as approved by the Bankruptcy Court to allow GGP to satisfy its 2009 REIT distribution requirements.

GENERAL GROWTH PROPERTIES, INC.
SUMMARY OF OUTSTANDING DEBT
(dollars in thousands)

(a)	Rates, in the case of Debtors currently operating under chapter 11 protection, are non-default contract rates and all rates include the effects of deferred finance costs, interest rate swaps and the effect of a 360 day rate applied over a 365 day period.

GENERAL GROWTH PROPERTIES, INC.
FIRST QUARTER 2010 FINANCING ACTIVITY
(dollars in thousands)

	Fixed Rate	Floating Rate	Total Debt
December 31, 2009 (a)	$21,738,116	$6,076,744	$27,814,860

Refinancings:
Property Related (b)	—	(164,687)	(164,687)

Other Property Related (c)	(143,804)	(47)	(143,851)

Net Change	(143,804)	(164,734)	(308,538)

March 31, 2010 (a)	$21,594,312	$5,912,010	$27,506,322

(a)	Includes Company’s share of debt of Unconsolidated Real Estate Affiliates. Excludes liabilities to special improvement districts of $66.0 million, noncontrolling interest adjustment of $69.6 million, mark-to-market adjustments of ($576.1 million) and senior notes discount of ($62.2 million).

(b)	Due to the Aliansce IPO in Brazil, the GGP share of Aliansce debt - $160.2M as of Q4 2009 - is excluded. The GGP investment is now in the form of common stock with no obligations for further contributions.

(c)	Includes approximately $87.2 million of previously deferred principal amounts and other loan paydowns that were paid in conjunction with the approximately $7.4 billion of secured debt modifications and extensions that were obtained in conjunction with the January-March 2010 emergence from bankruptcy of certain Debtors.

Supplemental Operational Data

GENERAL GROWTH PROPERTIES, INC.
OPERATING STATISTICS, CERTAIN FINANCIAL INFORMATION & TOP TENANTS (a)
AS OF MARCH 31, 2010

	Consolidated	Unconsolidated	Company
	Retail	Retail	Retail
OPERATING STATISTICS (b)	Properties	Properties	Portfolio (c)
Occupancy	89.6%	93.4%	90.5%
Trailing 12 month total tenant sales per sq. ft.	$398	$452	$411
% change in total sales	-3.9%	-3.6%	-3.8%
% change in comparable sales	-3.0%	-5.5%	-3.5%
Mall and freestanding GLA (in sq. ft.)	50,655,080	14,646,815	65,301,895

CERTAIN FINANCIAL INFORMATION

Average annualized in place sum of rent and recoverable common area costs per sq. ft. (d) (e)	$47.29	$55.32
Average sum of rent and recoverable common area costs per sq. ft. for new/renewal leases (d) (e)	$27.49	$33.60
Average sum of rent and recoverable common area cost per sq. ft. for leases expiring in 2009 (d) (e)	$34.35	$43.46

Percent of Minimum
Rents, Tenant
Recoveries and
TOP TEN LARGEST TENANTS (COMPANY RETAIL PORTFOLIO)	Other

Limited Brands, Inc.	2.9%
The Gap, Inc.	2.8
Abercrombie & Fitch Stores, Inc.	2.5
Foot Locker, Inc.	2.2
Golden Gate Capital	1.7
American Eagle Outfitters, Inc.	1.5
Forever 21, Inc.	1.3
Macy’s Inc.	1.3
Luxottica Retail North America Inc.	1.3
Genesco Inc.	1.1

(a)	Excludes all international operations which combined represent approximately 2% of segment basis real estate property net operating income. Also excludes community centers.

(b)	Data is for 100% of the mall and freestanding GLA in each portfolio, including those properties that are owned in part by Unconsolidated Real Estate Affiliates. Data excludes properties at which significant physical or merchandising changes have been made and miscellaneous (non-retail) properties.

(c)	Data presented in the column “Company Retail Portfolio” are weighted average amounts.

(d)	Represents the sum of rent and recoverable common area costs.

(e)	Data includes a significant proportion of short-term leases on inline spaces that are leased for one year. Rents and recoverable common area costs related to these short-term leases are typically much lower than those related to long-term leases. Excluding such leases, the Consolidated year to date for new and renewal leases is $41.92 psf and the full year rate of expirations is $48.12 psf. For Unconsolidated Properites, such rates are $52.20 psf and $59.74 psf respectively.

(f)	Comparable properties are those properties that have been owned and operated for the entire time during the comparable accounting periods, and excludes properties at which significant physical or merchandising changes have been made and miscellaneous (non-retail) properties.

GENERAL GROWTH PROPERTIES, INC.
RETAIL PORTFOLIO GLA, OCCUPANCY, SALES & RENT DATA (a)
GLA as of March 31, 2010

			Total Mall/	Avg. Mall/
	Total Anchor GLA	Avg. Anchor GLA	Freestanding GLA	Freestanding GLA	Total GLA
Consolidated	78,098,317	517,207	50,198,315	332,439	128,296,632
Unconsolidated	23,309,508	629,987	15,178,558	410,231	38,488,066

Company	101,407,825	539,403	65,376,873	347,749	166,784,698
% of Total	60.8%		39.2%		100.0%
Occupancy History

	Consolidated	Unconsolidated	Company
3/31/2010	89.6%	93.4%	90.5%
3/31/2009	90.2%	93.3%	90.9%
12/31/2009	91.0%	93.8%	91.6%
12/31/2008	92.1%	93.9%	92.5%
12/31/2007	93.4%	94.9%	93.8%
12/31/2006	93.4%	94.2%	93.6%
Trailing 12 Month Total Tenant Sales per Square Foot

	Consolidated	Unconsolidated	Company
3/31/2010	$398	$452	$411
3/31/2009	414	469	427
12/31/2009	393	447	406
12/31/2008	423	489	438
12/31/2007 (b)	444	521	462
12/31/2006 (b)	443	473	453
Average in Place Sum of Rent and Recoverable Common Area Costs (at 100%) (c)

	Consolidated	Unconsolidated
3/31/2010	$47.29	$55.32
3/31/2009	46.29	55.56
12/31/2009	47.09	54.98
12/31/2008	46.31	56.44
12/31/2007	44.90	53.35
Sum of Rent and Recoverable Common Area Cost Rates (at 100%) (c)

	Year to Date	Full Year	Rent
	New/Renewals	Expirations	Spread
Consolidated
3/31/2010	$27.49	$34.35	-$6.86
3/31/2009	28.45	35.43	-6.98
12/31/2009	32.02	35.43	-3.41
12/31/2008	38.92	33.68	5.24
12/31/2007	39.64	31.38	8.26

Unconsolidated
3/31/2010	$33.60	$43.46	-$9.86
3/31/2009	43.05	47.05	-4.00
12/31/2009	43.31	47.05	-3.74
12/31/2008	56.02	47.51	8.51
12/31/2007	50.17	37.95	12.22
Occupancy Cost as a % of Sales

	Consolidated	Unconsolidated	Company
3/31/2010	14.5%	14.9%	14.6%
3/31/2009	13.8%	14.0%	13.8%
12/31/2009	14.6%	14.8%	14.7%
12/31/2008 (b)	13.3%	13.1%	13.3%
12/31/2007 (b)	12.5%	12.5%	12.5%
12/31/2006 (b)	12.6%	12.4%	12.5%

(a)	Excludes all international operations which combined represent approximately 2% of segment basis real estate property net operating income. Also excludes community centers.

(b)	As reported, due to tenant sales reporting timelines, data was presented one month behind reporting date.

(c)	Data includes a significant proportion of short-term leases on inline spaces that are leased for one year. Rents and recoverable common area costs related to these short-term leases are typically much lower han those related to long-term leases. Excluding such leases, the Consolidated year to date for new and renewal leases is $41.92 psf and the full year rate of expirations is $48.12 psf. For Unconsolidated Properites, such rates are $52.20 psf and $59.74 psf respectively.

GENERAL GROWTH PROPERTIES, INC.
RETAIL AND OTHER NET OPERATING INCOME BY GEOGRAPHIC AREA AT SHARE
(dollars in thousands)

	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2010	% of Total	2009	% of Total
West
Alaska, Arizona, California, Colorado, Hawaii, Idaho, Montana, Nevada, New Mexico, Oregon, Utah, Washington, Wyoming	$208,822	35.5%	$215,369	35.6%

North Central
Illinois, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota, South Dakota, Wisconsin	68,381	11.7%	71,911	11.9%

South Central
Arkansas, Louisiana, Oklahoma, Texas	73,676	12.6%	76,832	12.7%

Northeast
Connecticut, Delaware, Indiana, Kentucky, Maine, Maryland, Massachusetts, Michigan, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, West Virginia	151,623	25.9%	159,480	26.3%

Southeast
Alabama, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee	72,959	12.4%	72,338	11.9%

International	11,067	1.9%	8,785	1.4%

Corporate and Other (a)	(251)	0.0%	1,205	0.2%

TOTAL	$586,277	100.0%	$605,920	100.0%

(a)	Represents miscellaneous items that are included in the Total Retail and Other NOI line item that are not specifically related to property operations.

GENERAL GROWTH PROPERTIES, INC.
LEASE EXPIRATION SCHEDULE AND LEASE TERMINATION INCOME AT SHARE
AS OF MARCH 31, 2010
(in thousands)
Lease Expiration Schedule (a) (b)

	Consolidated			Unconsolidated at Share (c)
				Sum of Rent
	Sum of Rent and		Sum of Rent and	and		Sum of Rent and
	Recoverable		Recoverable	Recoverable		Recoverable
	Common Area	Square	Common Area	Common Area	Square	Common Area
	Costs	Footage	Costs/Sq. Ft.	Costs	Footage	Costs/Sq. Ft.

2010	116,776	2,419	48.27	15,036	225	66.83
2011	194,145	4,220	46.01	29,519	525	56.23
2012	238,347	4,549	52.40	29,450	489	60.22
2013	188,920	3,606	52.39	29,257	473	61.85
2014	210,083	3,821	54.98	27,833	405	68.72
2015	199,922	3,315	60.31	39,042	573	68.14
2016	197,528	2,917	67.72	48,375	685	70.62
2017	199,903	2,943	67.92	54,953	700	78.50
2018	232,838	3,161	73.66	56,736	713	79.57
2019	164,940	2,140	77.07	41,541	514	80.82
Subsequent	117,664	1,911	61.57	33,328	527	63.24
Specialty Leasing w/ terms in excess of 12 months	56,953	3,514	16.21	15,327	694	22.09

Total at Share	$2,118,019	38,516	$54.99	$420,397	6,523	$64.45

All Expirations	$2,118,019	38,516	$54.99	$850,525	12,603	$67.49

(a)	Excludes leases on anchors of 30,000 square feet or more and tenants paying percentage rent in lieu of base minimum rent.

(b)	Excludes all international operations which combined represent approximately 2% of segment basis real estate property net operating income. Also excludes community centers.

(c)	Unconsolidated at Share reflect the Company’s interest in the properties owned by the Unconsolidated Real Estate Affiliates.
Retail Lease Termination Income at Share

	Three Months Ended
	March 31,
	2009	2008
Consolidated	$9,529	$7,364
Unconsolidated	3,294	1,903

Total Termination Income at Share	$12,823	$9,267

Expansions, Redevelopments & New Developments

GENERAL GROWTH PROPERTIES, INC.
FORECASTED DEVELOPMENT COST SUMMARY (a)
AS OF MARCH 31, 2010
(in millions at share)
As a result of our Chapter 11 filings, GGP has substantially halted or reduced all development and redevelopment activity, other than projects substantially complete, joint venture projects and projects with commitments we are obligated to fulfill.
EXPANSIONS AND REDEVELOPMENTS

			Forecasted Total	Expenditures	Forecasted Cost to
Property	Description	Ownership %	Cost	through 3/31/2010	Complete	Projected Opening
Christiana Mall	Nordstrom, interior mall renovation,
Newark, DE	and lifestyle center expansion	50%	$94.8	$76.1	$18.7	Q1 2011(b)

Fashion Place	Nordstrom, mall shop and streetscape
Murray, UT	GLA expansion, and interior mall renovation	100%	125.0	64.7	60.3	Q4 2012(c)

Saint Louis Galleria	Addition of Nordstrom and mall shop GLA	100%	56.5	26.3	30.2	Q4 2011
Saint Louis, MO

Ward Centers	Addition of a two level 65,000 sf
Honolulu, HI	retail space, parking structure and other retail space	100%	160.6	109.4	51.2	Deferred

Current forecasted cost of other expansion and redevelopment projects not yet open (d)			21.7	15.9	5.8

Total expansion and redevelopment projects not yet open			$458.6	$292.4	$166.2

Current forecasted additional costs to be incurred on recently opened projects (e)					11.9

Grand Total Forecasted Cost to Complete on Expansions and Redevelopment Projects					$178.1

NEW DEVELOPMENTS

			Forecasted Total	Expenditures	Forecasted Cost to
Property	Description	Ownership %	Cost	through 3/31/2010	Complete	Projected Opening
Natick	Nouvelle at Natick — luxury condominiums	100%	177.7 (f)	173.1	4.6	(g	)
Natick, MA
Current forecasted cost of other new retail development projects not yet open (d)			57.6	52.5	5.1

Total new development projects not yet open			$235.3	$225.6	$9.7

Current forecasted additional costs to be incurred on recently opened projects (e)					28.9

Grand Total Forecasted Cost to Complete on New Development Projects					$38.6

GRAND TOTAL FUTURE DEVELOPMENT SPENDING

	2010	2011	Beyond	Total

Grand Total Future Development Spending (h)	$93.3	$69.1	$54.3	$216.7

(a)	Excludes international projects.

(b)	Interior mall renovation and lifestyle expansion were completed Q4 2009. Target expected to open Q4 2010. Nordstrom expected to open Q1 2011.

(c)	Nordstrom and interior mall renovation completed Q1 2009. Remainder of project expected to be completed in phases between Q2 2010 — Q4 2012.

(d)	Additional costs to be incurred on other redevelopment and new development projects are primarily construction related.

(e)	Additional costs to be incurred on recently opened projects are primarily tenant related.

(f)	Excludes all provisions for impairment. Also excludes cumulative deferred revenue related to residential sales at Nouvelle at Natick of $45.5M.

(g)	Sales period began Q2 2007.

(h)	Inactive projects have been excluded. As of March 31, 2010, we had incurred $3.6M of development costs associated with inactive redevelopments. Any decision to abandon these projects would potentially result in a write off of a substantial portion of the costs incurred to date. Our inactive new developments have a carrying value net of impairments of $112.0M. There can be no assurance that future transactions in regards to these projects would not yield additional impairment provisions.